005.238325.2
                                      7
                             SECURITY AGREEMENT

     THIS SECURITY AGREEMENT is made effective as of January 1, 2002, by and between WILD HARE HOLDINGS, INC., a Florida corporation whose principal business office is located at 100 North Tampa Street, Suite 3575, Tampa, Florida 33602 ("Wild Hare"), and Excal Enterprises, Inc., a Delaware corporation with an address of 100 North Tampa Street, Suite 3575, Tampa, Florida 33602 ("Excal"). In consideration of the mutual benefits contained herein and to induce Excal to accept the credit of Wild Hare, the parties hereto agree as follows:

1. Definitions. The following terms shall have the meanings indicated below and shall be construed to have the broadest possible meanings permitted under the Code:

        "Agreement" means this Security Agreement as it is amended from time to time.

        "Account Debtor" means the person (whether a natural person, corporation, unincorporated organization, trust, joint venture, partnership or agency or political subdivision of any government) who is obligated on an Account.

        "Accounts" means all accounts receivable, including any rights of payment for goods sold or leased or for services rendered which is not evidenced by an instrument or chattel paper whether or not it has been earned by performance and in addition includes all property included in the definition of "accounts" as used in the Code.

        "Code" means the Uniform Commercial Code as enacted by the State of Florida as it shall be amended from time to time.

        "Collateral" means all assets of Wild Hare, now owned or hereafter acquired, including, but not limited to, those described on Exhibit A hereto, and all parts, accessories, attachments additions, replacements, accessions, substitutions, increases, profits, proceeds and products thereof in any form and wherever located, together with all written or electronically recorded records thereof, all computer programs relating thereto and any and all other interests of any type or nature therein as well as all other assets of the same class or classes whether now owned or hereafter acquired by Wild Hare.

        "Event of Default" shall have the meaning set forth in the Promissory Note.

        "Indebtedness" means all obligations and liabilities of Wild Hare to Excal now existing or hereafter arising under the Promissory Note and the full, complete and timely performance of any and all existing or future obligations of Wild Hare under the Promissory Note.

        "Permitted Encumbrances" means any liens or other interests in the Collateral set forth on Exhibit B hereto, if any.

        "Promissory Note" means that Secured Promissory Note given by Wild Hare to Excal of even date herewith in the principal amount of $663,541.75.

        "Security Interest" means the security interest (as that term is defined by the Code) granted by this Agreement.

2. Grant of Security Interest. Wild Hare hereby grants to Excal a continuing and unconditional Security Interest in the Collateral to secure the prompt, timely and complete repayment of the Indebtedness and the full, complete and timely performance of any and all existing or future obligations of Wild Hare incurred in any writing evidencing, describing or securing any portion of the Indebtedness.

3. Warranties of Wild Hare. Wild Hare warrants and so long as this Agreement continues in full force and effect shall be deemed to continuously warrant to Excal (provided, however, in no event shall Wild Hare be liable for punitive damages to the extent any representation or warranty hereunder shall prove incorrect) that:

    A. Good Title. Wild Hare is the owner of the Collateral free of all security interests or other encumbrances or claims (including, without limitation, any landlord's liens) except the Security Interest and Permitted Encumbrances.

    B. Power. Wild Hare has the full power and authority to enter into this Agreement and this Agreement has been duly executed and is enforceable in accordance with its terms except for such limits thereon arising from bankruptcy and similar laws.

    C. Use and Location of Collateral. The Collateral is used or acquired for use primarily in Wild Hare's business operation and shall at all times be maintained at one of Wild Hare's places of business as set forth herein:

               One Imeson Center
               One Imeson Park Blvd., Building 100
               Jacksonville, Florida 32218

    D. Fixtures. Unless a legal description of certain real property is included in Exhibit A attached hereto, setting forth the legal description of the property on which any portion of the Collateral which is or may become a fixture will be located, no portion of the Collateral will become a fixture.

    E. Location of Wild Hare. Wild Hare's place of business, or if Wild Hare has more than one place of business, such Wild Hare's chief executive office, is located at thataddress designated in the introductory paragraph hereof,

    F. Intangible Rights. Each Account constituting a portion of the Collateral is genuine and enforceable in accordance with its terms except for such limits thereon arising from bankruptcy and similar laws against the Account Debtor thereof and the Account Debtor has no defense, setoff, claim or counterclaim of a material nature against Wild Hare except as to which Wild Hare will promptly notify Excal after Wild Hare learns thereof.

    G. No Defenses. Wild Hare has no defense, set-off or counterclaim relating to any Indebtedness.

4. General Covenants of Wild Hare. So long as this Agreement has not been terminated as provided hereafter, Wild Hare:

     A. Title. Will defend the Collateral against the claim of all other persons, subject to Permitted Encumbrances, if any;

     B.  No Encumbrances.   Will keep the Collateral free of all security
     interests or other interests and encumbrances, except the Security Interest and Permitted Encumbrances, if any;

     C. No Sale, Etc. Will not assign, deliver, sell, transfer, lease or otherwise dispose of (including dispositions by operation of law), outside of the ordinary course of business, any portion of the Collateral, or any interest therein without the prior written consent of Excal;

     D. Location of Collateral. Except in connection with sales in the ordinary course of business, will keep the Collateral at the locations specified in this Agreement and Wild Hare will not remove the Collateral from any such location without the prior written consent of Excal;

     E. Location of Wild Hare. Will notify Excal in writing 60 days in advance of any change in Wild Hare's address (or the address of its chief executive office if it has more than one address) from that existing on the date hereof and will permit Excal or its agents to inspect the Collateral at any time;

     F. Care of Collateral. Will keep the Collateral in good repair and will not use the Collateral in violation of any of the provisions of this Agreement, or in violation of any applicable statute, regulation, ordinance or any policy of insurance insuring the Collateral;

     G. Financing Statements. Will execute and deliver to Excal such financing statements and other documents, pay all costs including costs of title searches and costs of filing financing statements and other documents in any public offices requested by Excal and take such other action as Excal may deem advisable to perfect the Security Interest created by this Security Agreement;

     H. Taxes. Will pay all taxes, assessments and other charges of every nature which may be levied or assessed against the Collateral and will make all required federal, state and local withholding payments with respect to wages paid to employees of Wild Hare and its subsidiaries;

     I. Accessions. Will prevent any part of the Collateral from becoming an accession to or becoming commingled with other goods not covered by this Agreement;

     J. Fixtures. Unless the Collateral is specified above as a fixture, will prevent the Collateral or any part of the Collateral from becoming a fixture;

     K. Preserve Rights. Will not take or permit to be taken any action which might jeopardize or diminish any right of Wild Hare or Excal under any Accounts;

     L. Landlord's Liens. Will obtain subordination agreements satisfactory to Excal from all lessors that might otherwise have superior liens on any Collateral;

     M. Documentary Tax. Will pay all documentary stamp-taxes and intangible taxes and any penalties or interest with respect thereto, which may be imposed upon Wild Hare, Excal, or this Agreement, or with respect to any advances or loans by Excal to Wild Hare;

     N. Further Assurances. Will take all other action reasonably requested by Excal to effectuate the intent of this Agreement, to protect and preserve the Collateral, and to protect, preserve and perfect the Security Interest of Excal; including, without limitation, any action required to comply with any laws or regulations governing the assignment of government contracts.

5. Default. If an Event of Default shall occur and be continuing, Excal may declare the Indebtedness or any portion or part thereof to be immediately due and payable and thereupon such amount shall forthwith become due and payable and Excal may take all of the actions or remedies specified in Section 6 hereof ("Remedies"), in the Promissory Note, or elsewhere herein; provided, however, that the right of acceleration set forth herein does not in any way limit any right which Excal has under any other instrument evidencing or describing or securing any portion of the Indebtedness to demand immediate payment thereof or to accelerate the maturity thereof or otherwise exercise remedies with respect thereto, including, without limitation, its rights under any instruments payable on demand, thereto.

6. Remedies. If an Event of Default shall have occurred and be continuing, without waiving any of its rights under any other instrument evidencing or describing or securing any portion of the Indebtedness, Excal shall have all rights and remedies of a secured party under the Code of any applicable jurisdiction and such other rights and remedies as may be available hereunder, under other applicable law or pursuant to contract. If requested by Excal, Wild Hare will promptly assemble the Collateral and make it available to Excal at a place to be designated by Excal. Wild Hare agrees that any notice by Excal of the sale or disposition of the Collateral or any other intended action hereunder, whether required by the Code or otherwise, shall constitute reasonable notice to Wild Hare if the notice is mailed to Wild Hare by regular or certified mail, postage prepaid, at least ten days before the action to be taken. Wild Hare also agrees to pay all costs and expenses incurred by Excal in enforcing this Agreement and realizing upon any Collateral (including reasonable attorneys' fees whether or not suit is brought and whether or not incurred in connection with trial, appeals or insolvency action) and the Borrower shall be liable for any deficiencies in the event the proceeds of the disposition of the Collateral do not satisfy the Indebtedness in full.

7.  Miscellaneous Provisions.

     A. Perfection. Wild Hare authorizes Excal at Wild Hare's expense to file any financing statements relating to the Collateral (without Wild Hare's signature thereon) which Excal deems appropriate and Wild Hare appoints Excal as Wild Hare's attorney-in-fact to execute any such financing statements in Wild Hare's name and to perform all other acts which Excal deems appropriate to perfect and to continue perfection of the Security Interest.

     B. Right of Entry. Wild Hare hereby irrevocably consents to any lawful act by Excal or its agents in entering upon any premises for the purposes of either (i) inspecting the Collateral, or (ii) taking possession of the Collateral after any Event of Default; and Wild Hare hereby waives its right to assert against Excal or its agents any claim based upon trespass or any similar cause of action for entering upon any premises where the Collateral may be located.

     C. Insurance Proceeds. Wild Hare authorizes Excal to collect and apply against the Indebtedness any refund of insurance premiums or any insurance proceeds payable on account of the loss or damage to any of the Collateral and appoints Excal as Wild Hare's attorney-in-fact to endorse any check or draft representing such proceeds or refund.

     D. Right to Perform Obligation. Upon Wild Hare's failure to perform any of its duties hereunder and five days notice of such failure from Excal, Excal may, but it shall not be obligated to, perform any of such duties and Wild Hare shall forthwith upon demand reimburse Excal for any expenses incurred by Excal in so doing; provided that no notice shall be required if in Excal's judgment such delay would materially jeopardize or impair the value of its collateral.

     E. No Waiver. No delay or omission by Excal in exercising any right hereunder or with respect to any Indebtedness shall operate as a waiver of that or any other right, and no single or partial exercise of any right shall preclude Excal from any other or further exercise of the right or the exercise of any other right or remedy. Excal may cure any Default by Wild Hare in any reasonable manner without waiving the Default so cured and without waiving any other prior or subsequent Default by Wild Hare. All rights and remedies of Excal under this Agreement and under the Uniform Commercial Code shall be deemed cumulative.

     F. Care of Collateral, Etc. Excal shall exercise reasonable care in the custody and preservation of the Collateral to the extent required by law and it shall be deemed to have exercised reasonable care if it takes such action for that purpose as Wild Hare shall reasonably request in writing; however, no omission to do any act not requested by Wild Hare shall be deemed a failure to exercise reasonable care and no omission to comply with any requests by Wild Hare shall of itself be deemed a failure to exercise reasonable care. Excal shall have no obligation to take and Wild Hare shall have the sole responsibility for taking any steps to preserve rights against all prior parties to any instrument or chattel paper in Excal's possession as Collateral or as proceeds of the Collateral. Wild Hare waives notice of dishonor and protest of any instrument constituting Collateral or proceeds of Collateral at any time held by Excal on which Wild Hare is in any way liable and waives notice of any other action taken by Excal.

     G. Notification of Account Debtors. Before or after any Default, Excal may notify any Account Debtor of the Security Interest and may also direct such Account Debtor to make all payments on the Collateral to Excal. All payments on and other proceeds from the Collateral received by Excal directly or from Wild Hare shall be applied to the Indebtedness in such order and manner and at such time as Excal shall in its sole discretion determine. If Excal so notifies Wild Hare in writing, any payments on or other proceeds of the Collateral received by Wild Hare before or after notification to the Account Debtor shall be held by Wild Hare in trust for Excal in the same medium in which received, shall not be commingled with any assets of Wild Hare and shall be turned over to Excal not later than the next business day following the day of their receipt. Wild Hare shall also promptly notify Excal of the return to or repossession by Wild Hare of goods underlying any Collateral.

     H. Other Rights. Wild Hare acknowledges that its obligations hereunder are absolute and unconditional and authorizes Excal without affecting Wild Hare's obligations hereunder from time to time to take the following actions, whether or not increasing the risk of loss to Wild
     Hare:

         (i) to renew, extend, increase, accelerate or otherwise change the time for payment of the terms of or the interest on the obligations evidenced by the Promissory Note or the Indebtedness or any part thereof;

         (ii) to take from any party and hold collateral (other than the Collateral) for the payment of the Indebtedness or any part thereof, and to exchange, enforce or release such collateral or any guaranty of payment of the Indebtedness or any part thereof and to release or substitute any such endorser or guarantor or any party who has given any security interest in any collateral as security for the payment of the Indebtedness or any part thereof or any party in any way obligated to pay the Indebtedness or any part thereof; and

         (iii) upon the occurrence of any Event of Default to direct the manner of the disposition of the Collateral and any other collateral and the enforcement of any endorsements or guaranties relating to the Indebtedness or any part thereof as Excal in its sole discretion may determine,

     I. Enforcement. Excal may demand, collect and sue for all amounts owed pursuant to Accounts or for proceeds of any Collateral (either in Wild Hare's name or Excal's name at the latter's option), with the right to enforce, compromise, settle or discharge any such amounts. Wild Hare appoints Excal as Wild Hare's attorney-in-fact to endorse Wild Hare's name on all checks, commercial paper and other instruments pertaining to Collateral or proceeds.

     J. Assignment. The rights and benefits of Excal under this Agreement shall, if Excal agrees, inure to any party acquiring an interest in the Indebtedness or any part thereof.

     K. Benefit. The terms "Excal," and "Wild Hare" as used in this agreement include the heirs, personal representatives and successors or assigns of those parties and this Agreement shall benefit and bind such parties. If more than one person is named herein as Wild Hare, the Obligation hereunder shall be joint and several.

     L. Amendment. This Agreement may not be modified or amended nor shall any provision of it be waived except in writing signed by Wild Hare and by an authorized officer of Excal.

     M. Governing Law. This Agreement shall be construed under the Florida Uniform Commercial Code and any other applicable laws of Florida in effect from time to time.

     N. Term. This Agreement is a continuing agreement which shall remain in force until Excal shall actually receive written notice of its termination and thereafter until all of the Indebtedness contracted for or created before receipt of the notice and any extensions or renewals of that Indebtedness (whether made before or after receipt of the notice), including without limitation all interest thereon both before and after receipt of the notice, shall be paid in full and any commitment of Excal to extend credit to Wild Hare shall have terminated. Upon termination of the Agreement, Excal shall take all steps reasonably requested (but at Wild Hare's cost) by Wild Hare to release its Security Interest.

     O. Notices. Notices required or permitted to be given hereunder shall be given to the parties at the addresses set forth in the introductory paragraphs hereto or at such other address as may be designated in writing from time to time by one party to the other. Any such notices or communications shall be deemed to be received upon the earlier of actual receipt at the address provided or, if mailed, two business days after mailing by first class mail.

     P. Powers. All powers granted to Excal herein are coupled with an interest and are irrevocable.

     Q. No Usury. Notwithstanding anything herein or in any evidence of Indebtedness, Wild Hare shall not be required to pay nor shall Excal be entitled to charge any interest or charges in the nature of interest in excess of that permitted by applicable law and if any such excess is paid or charged, it shall be immediately repaid to Wild Hare, together with interest on such excess amounts from the date charged at the highest lawful rate in effect at the time of the overcharge. Wild Hare hereby agrees that the right to require such refund is its exclusive remedy with respect thereto.

     R. Approvals. If this Agreement calls for the approval or consent of Excal, such approval or consent may be given or withheld in the discretion of Excal unless otherwise specified herein.

     S. Venue. Wild Hare (a) consents to the personal jurisdiction of the state and federal courts having jurisdiction in Hillsborough County, Florida, (b) stipulates that the proper, exclusive, and convenient venue for any legal proceeding arising out of this Agreement is Hillsborough County, Florida, for state court proceedings, and the Middle District of Florida for federal district court proceedings, and (c) waives any defense, whether asserted by a motion or pleading, that Hillsborough County, Florida, or the Middle District of Florida is an improper or inconvenient venue.

     T. Arbitration. In any mediation, arbitration, or legal proceeding arising out of this Agreement, the losing party shall reimburse the prevailing party, on demand, for all costs incurred by the prevailing party in enforcing, defending, or prosecuting any claim arising out of this Agreement, including all fees, costs and expenses of experts, attorneys, witnesses, collection agents, and supersedeas bonds, whether incurred before or after demand or commencement of legal proceedings, and whether incurred pursuant to trial, appellate, mediation, arbitration, bankruptcy, administrative or judgment-execution proceedings.

     TO THE EXTENT PERMITTED BY LAW, WILD HARE AGREES TO AND DOES HEREBY WAIVE TRIAL BY JURY IN ANY ACTION, PROCEEDING, OR COUNTERCLAIM BROUGHT BY EITHER WILD HARE OR EXCAL ON ANY MATTERS WHATSOEVER ARISING OUT OF OR IN ANY WAY CONNECTED WITH THIS AGREEMENT OR ANY CLAIM OF DAMAGE RESULTING FROM ANY ACT OR OMISSION OF WILD HARE OR EXCAL OR EITHER OF THEM IN ANY WAY CONNECTED WITH THIS AGREEMENT.

     IN WITNESS WHEREOF, the parties hereto have executed this instrument as of the date first stated above.

                                WILD HARE HOLDINGS, INC.


                                By:
                                    ------------------------------------
                                Print Name:
                                           -----------------------------
                                Title:
                                       ---------------------------------

                                EXCAL ENTERPRISES, INC.

                                By:
                                   -------------------------------------
                                Name:
                                     -----------------------------------
                                Title:
                                      ----------------------------------

                            SCHEDULE OF EXHIBITS


   Exhibit           Section Reference              Title

      A              Definition of                 Description of
                     "Collateral"                  Collateral

      B              Definition of                 Permitted Encumbrances
                     "Permitted Encumbrances"

                                  EXHIBIT A

                          Description Of Collateral


DEBTOR:  WILD HARE HOLDINGS, INC.

SECURED PARTY:  EXCAL ENTERPRISES, INC.


     All of the Debtor's right, title and interest in and to the following property and interests in property, whether now owned or hereafter acquired or arising and wheresoever located:

1. all the Debtor's presently existing and hereafter arising or acquired accounts, contract rights, chattel paper, instruments or documents including, without limitation, all accounts receivable, margin accounts, futures positions, book debts, notes, drafts, acceptances and other forms of obligations now or hereafter owned or held by or payable to the Debtor relating in any way to Inventory (as hereinafter defined) or arising from the sale of Inventory or the rendering of services by the Debtor or howsoever otherwise arising, including the right to payment of any interest or finance charges with respect thereto; together with all merchandise represented by any of the foregoing; all such merchandise that may be reclaimed or repossessed or returned to the Debtor; all of the Debtor's rights as an unpaid vendor, including stoppage in transit, reclamation, replevin, and sequestration; all pledged assets and all letters of credit, guaranty claims, liens, and security interests held by or granted to the Debtor to secure payment of any of the foregoing; and all proceeds and products of any of the foregoing; and all proceeds of insurance with respect thereto, including the proceeds of any applicable credit insurance or fidelity bond, whether payable in cash or in kind; and all customer lists, ledgers, books of account, records, computer runs, and other computer prepared information relating to any of the foregoing;

2. all of the Debtor's presently owned or hereafter acquired general intangibles including, without limitation, all goodwill, choses in action, causes of action, franchises, methods, sales literature, drawings, specifications, corporate and other business records, descriptions, name plates, catalogs, dealer contracts, supplier contracts, distributor agreements, confidential information, consulting agreements, employment agreements, engineering contracts, leasehold interests in real and personal property, insurance policies (including business interruption insurance) licenses, permits and such other assets which uniquely reflect the goodwill of the business of the Debtor; deposit accounts, letters of credit, and General Intangibles (as herein defined) relating to the other items of personal property and interests in personal property and the real estate or interests in real estate now owned or hereafter acquired by the Debtor in or upon which a security interest, lien or mortgage is now or hereafter granted to the Secured Party by the Debtor, including without limitation, rights to refunds or indemnification; reversionary or other rights of the Debtor to excess assets of any employee benefit plan or other plan for any employees of the Debtor and any employees of any entity which is a member of a controlled group or under common control with the Debtor, upon termination or amendment thereof; proceeds of all of the foregoing, including without limitation, insurance proceeds, including proceeds of business interruption insurance, income tax refunds, and claims for tax or other refunds against any city, county, state, or federal government, or any agency or authority or other subdivision thereof (collectively, the "General Intangibles");

3. all inventory of every kind and description, now or at any time hereafter owned by the Debtor or in the custody or possession, actual or constructive, of the Debtor, wherever located, including, without limitation, all merchandise, raw materials, parts, supplies, work-in-process and finished goods intended for sale, together with all of the containers, packing, packaging, shipping and similar materials related thereto, and including such inventory as is temporarily out of the Debtor's custody or possession, including inventory on the premises of others and items in transit, and including any returns and repossessions upon any accounts relating to or arising from the sale of Inventory, and all substitutions and replacements therefor, and all additions and accessions thereto, and all ledgers, books of account, records, computer printouts, computer runs, and other computer prepared information relating to any of the foregoing, and any and all proceeds of any of the foregoing, including, without limitation, proceeds of insurance policies thereon (collectively, the "Inventory");

4. all of the Debtor's equipment and fixtures, including, without limitation, all machinery, conveyors, machine tools, data processing and computer equipment with software and peripheral equipment, and all engineering, processing and manufacturing equipment, office machinery, furniture, materials, handling equipment, tools, attachments, accessories, automotive equipment, trailers, trucks, ships, vessels, airplanes, forklifts, molds, dies, stamps, motor vehicles, rolling stock and other equipment of every kind and nature, and fixtures not forming a part of the real estate owned or leased by the Debtor, all whether now owned or hereafter acquired, and wherever situated, together with all additions and accessions thereto, replacements therefor, all parts therefor, all substitutes for any of the foregoing, fuel therefor, and all manuals, drawings, instructions, warranties and rights with respect thereto, and all products and proceeds thereof and requisition or condemnation awards and insurance proceeds with respect thereto;

5. all of the Debtor's now owned or hereafter acquired or developed designs, patents, patent rights and applications therefor, trademarks and registrations or applications therefor, trade names, inventions, copyrights and all applications and registrations therefor, software or computer programs, license rights, trade secrets, methods, processes, know-how, drawings, specifications, descriptions, and all memoranda, notes, and records with respect to any research and development, whether now owned or hereafter acquired, and proceeds of all of the foregoing including, without limitation, proceeds of insurance policies thereon;

6. all of the Debtor's deposit accounts (general or special) with any financial institution with which the Debtor maintains deposits;

7. all of the Debtor's now owned or hereafter acquired monies, and any and all other property and interests in property of the Debtor now or hereafter coming into the actual possession, custody or control of the Secured Party or any agent or affiliate of the Secured Party or any person now or from time hereafter purchasing participation interests in the loans or advances made by the Secured Party to the Debtor in any way or for any purpose (whether for safekeeping, deposit, custody, pledge, transmission, collection or otherwise);

8. all insurance policies relating to any of the foregoing, including without limitation business interruption insurance;

9. all of the Debtor's books and records (including, without limitation, customer lists, credit files, computer programs, printouts and other computer materials and records) relating to any of the foregoing;

10. all accessions and additions to, substitutions for, products of and replacements of any of the foregoing; and

11. all cash collections from, and all other cash and non-cash proceeds of, any of the foregoing.


                                  EXHIBIT B


                           Permitted Encumbrances


None.